Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 2, 2004, except for the third paragraph of Note 2 and the third paragraph of Note 11 for which the date is February 9, 2004, relating to the consolidated financial statements, which appears in ON Semiconductor Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2003 filed on March 22, 2004. We also consent to the incorporation by reference of our report dated February 2, 2004 relating to the financial statement schedule of ON Semiconductor Corporation, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

October 26, 2004